Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 FINANCIAL PRODUCTS FACT SHEET (G61)

Offering Period: April 28, 2011 – May 23, 2011
5-year CS Global Basket Notes Linked to Commodity Basket

Return Profile
  5-year securities with principal payment at maturity in addition to a possible annual Periodic Payment dependent upon the performance of a weighted basket of 8 commodities.
  An investor benefits from a possible annual Periodic Payment based upon the sum of the equally weighted Component Returns of each Basket Component, as determined on each Valuation Date. Each respective Component Return is expected to have a Component Return Cap of between 15% and 19% and a Component Return Floor of -25% (each, to be set on the Trade Date).

Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), Nassau Branch.
Trade Date:	Expected to be May 24, 2011.
Settlement Date:	Expected to be May 31, 2011.
Basket:	Equally weighted Basket comprised of Copper, Sugar, Brent Crude, Corn, Nickel, Cotton, Soybeans and Silver.
Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Basket Return:	On any Valuation Date, the Basket Return will be the greater of (i) zero and (ii) an amount calculated as follows: (Final Basket Level – Initial Basket Level) / Initial Basket Level.
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	On any Valuation Date, the arithmetic average of the Component Returns on such Valuation Date.
Component Return:	For each Basket Component, the Component Return on any Valuation Date will be calculated as follows: [(Final Component Level – Initial Component Level) / Initial Component Level], subject to the Component Return Cap and the Component Return Floor.
Component Return Cap:	For each Basket Component, expected to between 15% and 19% (to be set on Trade Date).
Component Return Floor:	For each Basket Component, expected to be -25% (to be set on Trade Date).
Initial Component Level:	For each Basket Component, the closing price of such Basket Component on the Trade Date.
Final Component Level:	For each Basket Component on each Valuation Date, the closing price of such Basket Component on such Valuation Date.
Periodic Payment:	On each Periodic Payment Date, an investor is entitled to receive a Periodic Payment equal to the principal amount held multiplied by the Basket Return for the applicable Valuation Date.
Periodic Payment Dates:	May 31, 2012, May 31, 2013, May 30, 2014, May 29, 2015 and the Maturity Date.
Valuation Dates:	May 24, 2012, May 24, 2013, May 23, 2014, May 22, 2015, and May 24, 2016.
Maturity Date:	May 31, 2016
CUSIP:	22546E6E9

Benefits
  Offers potential to receive an annual Period Payment dependent upon the performance of the Basket

Hypothetical Returns at Maturity

Basket Return at Maturity	Redemption Amount + last Periodic Payment(1)
50%	$1,170.00
40%	$1,170.00
30%	$1,170.00
20%	$1,170.00
10%	$1,100.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-30%	$1,000.00
-40%	$1,000.00
-50%	$1,000.00

(1) Assumes a Component Return Cap of 17%, the midpoint of the expected range (to be set on the Trade Date).

Product Risks

  The securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.

  The Final Basket Level may be below the Initial Basket Level on any or all of the Valuation Dates and the Initial Basket Level will not be reset on any Valuation Date.

  Capped appreciation potential.

  Changes in the values of the Basket Components may offset each other.

  There are risks associated with an investment linked to the prices of commodities generally.

  The securities do not pay interest.
  (See “Additional Risk Considerations” on the next page.)

Product Summary

Horizon (years)	5 Years
Investment Objective	Appreciation
Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET

Offering Period: April 28, 2011 – May 23, 2011
5-year CS Global Basket Notes Linked to Commodity Basket

Additional Risk Considerations

•Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

•Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

•Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.

•Owning the securities is not the same as directly owning the Basket Components or certain other commodity-related contracts.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section of the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated April 28, 2011, Underlying Supplement dated February 8, 2011, Product Supplement No. G-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at:
http://www.sec.gov/Archives/edgar/data/1053092/000095010311001582/dp22292_424b2-g61.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.